Exhibit 10.1
2017 Award Agreement
under the
Voya Financial, Inc.
2014 Omnibus Employee Incentive Plan

Grantee:
Grant Date:
Restricted Stock Units Granted:
Performance Stock Units Granted:

Article 1- General

1.1
Capitalized terms used but not defined in this agreement (this “Agreement”) shall, unless the context otherwise requires, have the same definition as in the Voya Financial, Inc. 2014 Omnibus Employee Incentive Plan (the “Plan”). Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2
This Award is subject to the terms and conditions of the Plan and as set forth below in this Agreement. The provisions of this Agreement shall govern and prevail in the event of any conflict with the Plan. Any conflicting or inconsistent term of this Agreement shall be interpreted and implemented by the Committee in a manner consistent with the Plan.

1.3	The Grantee has read the Plan, and accepts and agrees to the terms and conditions thereof.
Article 2    - Awards

2.1	Award of RSUs.

(a)
Award. Grantee is hereby granted the number of restricted stock units (“RSUs”, and each an “RSU”) indicated above immediately adjacent to the caption “Restricted Stock Units Granted”. Each RSU represents a conditional right to receive one share of Common Stock, subject to Article 3.1(a).

(b)	Grant Date of Award. The grant date of this Award of RSUs is the date indicated above immediately adjacent to the caption “Grant Date” (the “Grant Date”).

(c)	Consideration. No consideration is payable by the Grantee in respect of this Award of RSUs.

2.2	Award of PSUs.

(a)
Award. Grantee is hereby granted the number of performance share units (“PSUs”, and each a “PSU”) indicated above immediately adjacent to the caption “Performance Share Units Granted”. Each PSU represents a conditional right to receive a number of shares of Common Stock subject, and determined according, to Article 3.1(b)(ii).

(b)	Grant Date of Award. The grant date of this Award of PSUs is the Grant Date.

(c)	Consideration. No consideration is payable by the Grantee in respect of this Award of PSUs.
Article 3    - Vesting and Delivery of Award

3.1	Scheduled Vesting Dates.

(a)
Vesting of Awards of RSUs. Subject to Articles 3.2 and 3.4 below, this Award of RSUs will vest one-third on the first anniversary of the Grant Date, one-third on the second anniversary of the Grant Date and one-third on the third anniversary of the Grant Date (each, a “Vesting Date”), provided that the Grantee is still Employed by the Company on each of the respective Vesting Dates. Any fractional shares that would otherwise vest on a Vesting Date will vest on the last Vesting Date. In the event there are any fractional shares on the final Vesting Date, the number of RSUs that vest on that final Vesting Date will be rounded up to the nearest whole share. As soon as practicable following each Vesting Date (but in any event no later than the end of the calendar year in which such Vesting Date occurs), one share of Common Stock shall be delivered to the Grantee in respect of each RSU which vested on such Vesting Date.

(b)
Vesting of Awards of PSUs. (i) Subject to Articles 3.3 and 3.4 below, this Award of PSUs will vest on the third anniversary of the Grant Date (the “PSU Vesting Date”), provided that the Grantee is still Employed by the Company on the PSU Vesting Date. In the event there are any fractional shares on the PSU Vesting Date, the number of PSUs that vest on the PSU Vesting Date will be rounded up to the nearest whole share.

(i)
As soon as practicable following the PSU Vesting Date (but in any event no later than the end of the Calendar Year in which the PSU Vesting Date occurs), a number of shares of Common Stock shall be delivered to the Grantee in respect of each PSU which vested on the PSU Vesting Date equal to the number of such PSUs multiplied by a performance factor (a “Performance Factor”) applicable to the period beginning on January 1 of the year in which the Grant

Date falls and ending on December 31 of the year immediately preceding the PSU Vesting Date (such period, the “Performance Period”) The Performance Factor for the Performance Period will be determined based on the level of achievement, over the course of the Performance Period, of the performance goals set forth in Annex A hereto. Grantee understands and acknowledges that the Performance Factor may be zero if applicable minimum goals are not met, and that the Performance Factor may not exceed the maximum amount set forth in Annex A.

3.2	Termination of Employment - RSUs.

(a)
If Grantee is Retirement-Eligible and ceases to be Employed by the Company for any reason other than Cause prior to the last Vesting Date, then any unvested RSUs shall continue to vest, and shares of Common Stock will continue to be delivered, according to the schedule (and as otherwise) set forth in Article 3.1(a);

(b)	If Grantee is not Retirement-Eligible and ceases to be Employed by the Company prior to the last Vesting Date by reason of:

(i)
termination of Grantee’s Employment by the Company for any reason other than (A) due to the Grantee’s death or Disability or (B) for Cause, then, as of the Termination Date, a number of unvested RSUs equal to the number of RSUs that would have vested on the next succeeding Vesting Date following the Termination Date multiplied by the Pro Rata Factor, will vest, and one share of Common Stock shall be delivered to the Grantee in respect of each such vested RSU as soon as practicable following the Termination Date (but in any event no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs), and any RSUs that remain unvested after application of this Article 3.2(b)(i) shall be forfeited; or

(ii)
the Grantee’s death or Disability, then any unvested RSUs shall vest as of the Termination Date and one share of Common Stock shall be delivered to the Grantee, or to the Grantee’s beneficiary or estate, as the case may be, in respect of each such vested RSU as soon as practicable following the Termination Date (but in any event no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs).

(c)
If Grantee ceases to be Employed by the Company by reason of termination of Grantee’s Employment by the Company for Cause, regardless of whether Grantee is Retirement-Eligible on the Termination Date, then all unvested RSUs shall immediately lapse and be forfeited for no consideration on the date the notice of termination of Employment is given to the Grantee.

3.3	Termination of Employment – PSUs

(a)
If Grantee is Retirement-Eligible and ceases to be Employed by the Company for any reason other than Cause prior to the PSU Vesting Date, then any unvested PSUs shall continue to vest, and shares of Common Stock will continue to be delivered, according to the schedule (and as otherwise) set forth in Article 3.1(b), and the number of shares of Common Stock to be delivered to Grantee in respect of each such vesting PSU will be determined in accordance with Section 3.1(b)(ii);

(b)	If Grantee is not Retirement-Eligible and ceases to be Employed by the Company prior to the PSU Vesting Date by reason of:

(i)
termination of Employment by the Company for any reason other than (A) due to the Grantee’s death or Disability or (B) for Cause then, as of the Termination Date, a number of PSUs equal to the number of PSUs that would have vested on the PSU Vesting Date, multiplied by the Pro Rata Factor, shall vest, and a number of shares of Common Stock shall be delivered to Grantee in respect of each such vested PSU, such number to be determined in accordance with Section 3.1(b)(ii) using the actual Performance Factor calculated with respect to the Performance Period following the conclusion of the Performance Period; the shares of Common Stock (if any) so calculated shall be delivered to the Grantee as soon as practicable following the PSU Vesting Date (but in any event no later than the end of the calendar year in which such Vesting Date occurs), and any PSUs that remain unvested after application of this Article 3.3(b)(i) shall be forfeited; or

(ii)
the Grantee’s death or Disability, then, as of the Termination Date, all unvested PSUs shall vest and a number of shares of Common Stock shall be delivered to Grantee, or to Grantee’s beneficiary or estate, as the case may be, in respect of each such PSU, such number to be determined in accordance with Article 3.1(b)(ii) using (A) if the Committee shall have determined, prior to the date of death, a Performance Factor with respect to the Performance Period (including a Performance Factor calculated on an interim basis with respect to the Performance Period, if the Committee shall have made such a determination), the most recently determined Performance Factor for the Performance Period or (B) if no such Performance Factor shall have been determined with respect to the Performance Period prior to the date of death, a Performance Factor of 100%; the shares of Common Stock (if any) so calculated shall be delivered to the Grantee, or to the Grantee’s beneficiary or estate, as the case may be, as soon as practicable following the Termination Date (but in any event no later than March 15 of the calendar year following the calendar year in which the Termination Date occurs).

(c)
If Grantee ceases to be Employed by the Company by reason of termination of Grantee’s Employment by the Company for Cause, regardless of whether Grantee is Retirement-Eligible on the Termination Date, then all unvested PSUs shall immediately lapse and be forfeited for no consideration on the date the notice of termination of Employment is given to the Grantee.

3.4	Change in Control or Termination of Employment – All Awards

(a)
In the event of a Change in Control, the provisions of Section 3.6 of the Plan shall govern the treatment of this Award, which provisions shall supersede any provision of this Agreement that is inconsistent with such Section 3.6.

(b)	Notwithstanding Articles 3.2 or 3.3, the Committee in its absolute discretion may consent to vest this Award in whole or in part to the extent it may determine and considers reasonable.

(c)
Other than as set forth in Article 3.2 and 3.3, or this Article 3.4, any unvested RSUs or PSUs shall expire upon termination of Employment without consideration and the Grantee shall have no further rights thereto.

Article 4    - Compensation Recoupment Policy

4.1	This grant is made expressly subject to the Voya Financial, Inc. Compensation Recoupment Policy, as in effect from time to time
Article 5    - Various

5.1
Compliance with U.S. Tax Law. The Grantee understands and agrees that notwithstanding anything herein to the contrary, this Agreement, and the Award made hereby, shall be administered in accordance with the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including but not limited to, Section 409A of the Code. Notwithstanding anything in the Plan to the contrary, any adjustment of the Award granted hereby shall be made in compliance with Section 409A of the Code. The Award granted hereby is intended to comply with Section 409A of the Code and will be administered and interpreted in accordance with that intent. In the event that the Grantee is a “specified employee” (within the meaning of the Treasury Regulations §1.409A‑1(i)) as of the date of the Grantee’s “separation from service” (within the meaning of Treasury Regulations §1.409A‑1(h)) and if, as a result, any shares of Common Stock cannot be delivered, or this Award cannot be paid or provided, in either case in the manner or at the time otherwise provided in Article 3, without subjecting the Grantee to “additional tax”, interest or penalties under Section 409A of the Code, then such shares shall be delivered, or this Award will be paid or provided, on the first day of the seventh month following the Grantee’s separation from service.

5.2
Delivery of Common Stock or Sale of Common Stock. Except as otherwise provided above and notwithstanding anything in the Plan to the contrary, shares of Common Stock deliverable in respect of vested RSUs or PSUs, shall be transferred to the brokerage account of the Grantee. The Grantee shall provide instructions to the Company and to the administrator of the brokerage account during the designated period(s) prior to the relevant Vesting Date or PSU Vesting Date, as applicable, regarding the retention or sale of all or a portion of the delivered shares of Common Stock, including in respect of tax withholding obligations relating to the vested RSUs or PSUs, in each case in accordance with the procedures established by the Company and the administrator of the brokerage account for the provision of such instructions. If the Grantee fails to provide any such instructions during the designated period(s), the Grantee shall be deemed to have provided instructions to retain all of the delivered shares of Common Stock. In all cases, however, the Company shall be entitled, at its sole option, to withhold or repurchase (at the market price of such shares at the time of delivery) Common Shares from Grantee in order to satisfy all or a portion of any tax withholding or similar obligations associated with the vesting or delivery of such Common Shares, and such withholding or repurchase by the Company shall be effected in priority to any contrary default provision or instructions provided by Grantee.

5.3
Dividend Equivalent Rights. The Grantee has, with respect to all RSUs and PSUs granted hereby, a conditional right to receive amounts equal to the regular cash dividends that would have been paid on the shares of Common Stock deliverable upon vesting of such RSUs and PSUs as if such shares of Common Stock had been delivered on the Grant Date. Such amounts will be paid in cash, without interest, subject to the same terms and conditions, including but not limited to those related to vesting, forfeiture, cancellation and payment, as apply to such RSUs and PSUs. The Grantee will have only the rights of a general unsecured creditor of the Company until payment of such amounts is made as specified herein.

Article 6    - Governing law and Jurisdiction

6.1
Governing law and jurisdiction. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York. The Company and the Grantee irrevocably submit, in respect of any suit, action or proceeding arising out of or relating to or concerning the Plan or the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of any state or federal court located in New York, New York and to be bound by the provisions of Section 3.16 of the Plan.

6.2
Partial invalidity. Parties expressly agree that the invalidity or unenforceability of an Article or Articles of this Agreement shall not affect the validity or enforceability of any other Article of this Agreement and that the remainder of this Agreement will remain in full effect. Any such invalid or unenforceable Article shall be replaced or be deemed to be replaced by a provision that is considered to be valid and enforceable. The interpretation of the replacing Article shall be as close as possible to the intent of the invalid or unenforceable Article.

Article 7     - Grantee Covenants

7.1	In consideration of the Award granted under this Agreement, Grantee agrees to abide by the restrictive covenants set forth below.

(i)
Protection of confidential information. The Grantee will not, without permission of the Company, disclose any Company confidential information or trade secrets to anyone outside the Company, unless required by subpoena. Confidential information and trade secrets include, but are not limited to, customer lists, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals, and, or other confidential information related to the Company.

(ii)
Nonsolicitation of employees and agents. The Grantee will not, for 12 months following termination of Employment, directly or indirectly attempt to induce any employee, agent or agency, broker, broker-dealer, financial planner, registered principal or representative of the Company to be employed by or to perform services for any entity that competes with the Company.

(iii)
Nonsolicitation of customers. The Grantee will not, for 12 months following termination of Employment, directly or indirectly attempt to solicit the trade of any person or entity that is a customer of the Company or which the Company has been undertaking reasonable steps to procure as a customer during the 6 months preceding termination of employment. This limitation will only apply to products or services in competition with a product or service of the Company, and to customers with whom or which Grantee had contact during employment.

(iv)
Agreement to Cooperate.  Following the termination of Employment, the Grantee will cooperate with the Company, without additional compensation, on matters within the scope of Grantee’s responsibilities during employment. The Company agrees to reimburse reasonable out-of-pocket expenses the Grantee incurs in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to the Grantee’s other commitments.

(v)
Non-Competition.   The Grantee will not, for twelve months following the termination of Employment, directly or indirectly, associate (including as a director, officer, employee, partner, consultant, agent or advisor) with the United States retirement, annuities, investment management, individual life, or employee benefits operations of any entity included on Annex B hereto (and those of their respective parents, subsidiaries, affiliates, and successors-in-interest), whether or not the Grantee is within or outside the United States when such association occurs, and in connection with the Grantee’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity (A) that is substantially related to any activity that the Grantee was engaged in, (B) that is substantially related to any activity for which the Grantee had direct or indirect managerial or supervisory responsibility, or (C) that calls for the application of specialized knowledge or skills substantially related to those used by the Grantee in his or her activities; in each case, for the Company at any time during the Grantee’s Employment.

7.2
If any provision of Article 7.1 is determined by a court of competent jurisdiction not to be enforceable in the manner set forth above, the parties agree that they intend the provision to be enforceable to the maximum extent possible under applicable law, and that the court should reform the provision to make it enforceable in accordance with the intent of the parties.

7.3
The Grantee acknowledges that these covenants are a material inducement for the Company to make the Award granted under this Agreement. The Grantee further acknowledges that a violation of any term of the covenants will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Grantee agrees that, if the Grantee breaches any of the covenants:

(i)	the Award made to the Grantee pursuant to this Agreement will be rescinded;

(ii)	such breach shall be deemed to be “Misconduct” for purposes of the Voya Financial, Inc. Compensation Recoupment Policy; and

(iii)
the Company will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Grantee from committing any violation of the covenants contained in Article 7.1.

The remedies in this Article are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator may reasonably determine.
Article 8    - Definitions

8.1
“Disability” shall mean, as determined by the Committee in its sole discretion, an injury or sickness (i) that began during the Grantee’s Employment and has caused Grantee to be unable to perform Grantee’s occupation on a full-time or part-time basis for a continuous period of 26 weeks and (ii) for which Grantee has been under a physician’s regular care.

8.2
“Pro Rata Factor” shall mean, (i) with respect to RSUs, (x) if the Termination Date is after the Vesting Date that falls in the calendar year in which the Termination Date occurs (the “Termination Year”), the factor that is calculated by dividing the number of months of Employment during the Termination Year (rounded up to the nearest whole number) by 12 and (y) if the Termination Date is on or prior to the Vesting Date falling in the Termination Year, the factor that is calculated by dividing (A) the sum of 12 and the number of months of Employment during the Termination Year (rounded up to the nearest whole number) by (B) 12 and (ii) with respect to PSUs, the factor that is calculated by dividing the number of months of Employment during the Performance Period (rounded up to the nearest whole number) by the total number of months in the Performance Period.

8.3
“Retirement-Eligible” shall mean that: (i) each of the following criteria are met: (A) Grantee is at least 58 years old and (B) the sum of Grantee’s years of service with the Company and Grantee’s age (in years) is at least 63; or (ii) the Committee has agreed to deem Grantee to be Retirement-Eligible, notwithstanding that the criteria set forth in clause (i) of this definition have not been satisfied.

8.4	“Termination Date” shall mean the date upon which Grantee’s Employment with the Company terminates.

IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement effective as of the date first written above.

VOYA FINANCIAL, INC. Name: Title: Name: Title: GRANTEE

[Signature page to Omnibus Plan 2017 Award Agreement]